Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

September 30, 2015

Cellectar Biosciences, Inc.
3301 Agriculture Drive
Madison, Wisconsin 53716

Ladies and Gentlemen:

We have acted as counsel to Cellectar Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3, File No. 333-201429 (as amended or supplemented to date, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated September 2, 2015 (the “Prospectus”), and the related prospectus supplement dated September 30, 2015 (the “Prospectus Supplement”), as to the offering by the Company of 1,017,272 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (“Common Stock”), Series B pre-funded warrants (the “Warrants”) to purchase 482,728 shares of Common Stock (the “Warrant Shares”), and the issuance of the Warrant Shares upon exercise of the Warrants.

You have requested our opinion with respect to the matters set forth below.

We are familiar with the Company’s Second Amended and Restated Certificate of Incorporation, as amended, its By-Laws, as amended and restated and in the form appearing in the Company’s minute books, and the records of meetings and consents of its Board of Directors and committees thereof and of its stockholders provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Cellectar Biosciences, Inc.

September 30, 2015

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that:

1.           The issuance, offer and sale of the Shares and Warrants as described in the Registration Statement, the Prospectus and the Prospectus Supplement, have been duly authorized by all necessary corporate action on the part of the Company.

2.           The Shares, when issued, sold and delivered in the manner and for the consideration set forth in the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

3.           The Warrants, when duly executed and delivered by the Company in the manner upon receipt of the consideration set forth in the Registration Statement, the Prospectus and the Prospectus Supplement, will constitute valid and legally binding obligations of the Company.

4.           The Warrant Shares, if and when issued and delivered in compliance with the terms of the applicable Warrants and in compliance with the terms of the Company’s certificate of incorporation, as in effect from time to time, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to a current report on Form 8-K, to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in each of the Prospectus and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

FOLEY HOAG llp

By:	/s/ Paul Bork
A Partner